Exhibit 10.13

                                                CONFIDENTIAL TREATMENT REQUESTED

                               FUNDING ARRANGEMENT

     FOR VALUE RECEIVED, the undersigned, CELLEGY PHARMACEUTICALS, INC., a corporation organized under the laws of the State of California (the "Corporation"), HEREBY UNCONDITIONALLY PROMISES TO PAY to the order of VIS FINANCIAL LLC, a limited liability company organized under the laws of the State of Delaware and an indirect, wholly owned subsidiary of VENTIV HEALTH, INC., a company organized under the laws of the State of Delaware ("Ventiv"), and its successors and permitted assigns (the "Holder"), subject to and upon the terms and conditions set forth in this FUNDING ARRANGEMENT (this "Funding Arrangement"), the aggregate principal sum of up to $*(1) (as such amount may be reduced from time to time by any repayment hereunder or increased from time to time in accordance with the terms hereof, the "Principal Amount") at such times and in such amounts as hereafter provided in such currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts ("U.S. Dollars"), plus any accrued interest thereon. Capitalized terms used but not defined in this Funding Arrangement shall have the meanings ascribed to such terms in that certain Services Agreement, dated as of August 10, 2001, among the Corporation, Ventiv and the Holder (the "Services Agreement"). This Funding Arrangement is referred to in, and is entitled to the benefits under, and subject to the terms and conditions of, the Services Agreement.

     1. Terms and Conditions of Advances Under the Funding Arrangement. The Holder hereby agrees, on the terms and conditions hereinafter set forth, to make advances (each, an "Advance") to the Corporation from time to time during the period from the Effective Date until the termination or expiration of the Term in an aggregate amount not to exceed the Principal Amount; provided, however, that the maximum aggregate Advances during the period prior to the Launch Date shall be $**. Each Advance shall be made by the Holder within thirty (30) days after the receipt by the Holder of a notice for a monthly Advance (a "Notice of Advance"). Each Notice of Advance shall be delivered by the Corporation no later than two (2) Business Days after the approval by the Steering Committee of the monthly Product Budget, which shall include the amount of funding in respect of such monthly period required in order to provide * during the period for which such Advance is required. Each Notice of Advance shall initially be delivered by telephone and confirmed immediately in writing by facsimile or email, specifying therein the requested (i) date of such Advance and (ii) aggregate amount of such Advance, which amount shall be no greater than the amount of required funding set forth in the monthly Product Budget. The Holder shall, before 2:00 p.m. (New York City time) on the date of such Advance, make available the Advance in

---------------
* Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Such portions are omitted from this filing and filed separately with the Securities and Exchange Commission.

same day funds to the escrow agent (the "Escrow Agent") to be appointed by the Parties pursuant to the escrow agreement to be entered into between the Parties. Each Notice of Advance shall be irrevocable and binding on the Corporation. Notwithstanding the foregoing, in connection with the payment of any Advance, the Corporation shall receive the amount of such Advance and (i) the sum of * for the prior month, less (ii) the amount of the prior month's Advance (if any), rounded to the nearest $1,000.

     2. Terms and Conditions of Payments Under the Funding Arrangement.

     (a) The outstanding Principal Amount under this Funding Arrangement and any accrued and unpaid interest thereon shall be repaid by the Corporation on a monthly basis commencing immediately after the Launch Date in the full amount of the Contribution Margin as set forth in the applicable Monthly Statement (as such term is defined in Section 2(b) below), until such time as the Principal Amount under this Funding Arrangement and all accrued and unpaid interest thereon shall have been repaid in full; provided, however, that from and after the first anniversary of the date on which the Product first achieves Product Operating Income, the Corporation may use proceeds other than the Contribution Margin to repay the Principal Amount; provided, further, however, that such repayment does not have a Material Adverse Impact on the Economic Value.

     (b) For each month of the Term, the Corporation shall deliver to the Holder, no later than thirty (30) calendar days following the last day of the prior month, (i) a written statement setting forth a calculation of the Contribution Margin, if any, generated by the Product during such prior month, and (ii) a certification by an authorized officer of the Corporation that such written statement is true, complete and correct in all respects, such statement and certification to be substantially in the form attached hereto as Exhibit A (the "Monthly Statement"). For each month of the Term, the Holder shall deliver to the Corporation, no later than five (5) days following the Holder's receipt of the Monthly Statement, a written statement setting forth the cumulative Principal Amount borrowed by the Corporation to date, the cumulative accrued interest thereon and the Principal Amount and interest repaid by the Corporation to date.

     (c) Each payment (of principal, interest or any other amount payable hereunder) made by the Corporation under this Funding Arrangement (each, a "Payment" and collectively, "Payments") to the Holder shall be made in immediately available funds in U.S. Dollars to such account(s) as shall be specified in writing by the Holder. All Payments shall be delivered simultaneously with the delivery of the Monthly Statement, and shall be applied as follows: (i) first, to any accrued and unpaid interest on the outstanding Principal Amount payable pursuant to the provisions of Section 4 below; and (ii) second, to reduce the Principal Amount of this Funding Arrangement.

     (d) If any Payment or any notice hereunder is required to be made on any date which is a Saturday, Sunday or any other day on which banks or stock exchanges are required or authorized by Law to be closed in the City of New York, such payment or notice shall be made on the next succeeding day on which banks are open for business in the City of New York (any such day, a "Business Day"), with the same force and effect as if made on the date as originally required.

     3. Funding Increases. The Holder may increase the aggregate Principal Amount available pursuant to this Funding Arrangement (a "Funding Increase"); provided, however, that in no event will the aggregate Principal Amount available hereunder exceed $10,000,000 in the aggregate. The Holder shall only agree to a Funding Increase (i) to the extent the Steering Committee determines that an increase in the initial Commercialization Funding is necessary to provide funding for post-Launch Date costs and expenses as a result of * in the Product Budget during the period for which such Funding Increase is required and
(ii) upon Ventiv's consent. The Corporation shall give notice (the "Notice") to the Holder no later than 2:00 p.m. (New York City time) on the second Business Day following such determination by the Steering Committee, which Notice shall specify the requested amount of such Funding Increase, which amount shall not exceed the Product Operating Loss projected in the Product Budget. Upon receipt of such Notice, and provided the Holder has agreed to such Funding Increase, the Holder shall, within thirty (30) days after the receipt by the Holder of the Notice, make available to the Corporation, by wire transfer of immediately available funds to the Escrow Agent, the Funding Increase, and such Funding Increase shall be added to the Principal Amount of the Funding Arrangement. Each Notice shall be irrevocable and binding on the Corporation. Notwithstanding the foregoing, in connection with the payment of any Funding Increase, the Corporation shall receive the amount of such Funding Increase and (i) the sum of the actual Product Operating Loss (if any) for the prior month, less (ii) the amount of the prior month's Funding Increase or Advance (if any), rounded to the nearest $1,000.

     4. Interest. Simple interest shall accrue on any unpaid portion of the Principal Amount at the rate per annum of **(2) percent (**%) per annum or, if lower, the maximum rate permitted by Law (the "Interest Rate"), commencing on the date such Principal Amount is funded by the Holder, and continuing until the date of payment in full, together with all interest accrued thereon (based on the actual number of days elapsed over a 360-day year); provided, however, that during any period in which an Event of Default has occurred and is continuing, the unpaid portion of the Principal Amount shall accrue at a simple interest rate of ** percent (**%) per annum.

     5. Default; Remedy. For purposes of this Funding Arrangement, an "Event of Default" shall occur if: (i) the Corporation shall have breached the terms of the Services Agreement, which breach remains uncured for a period of thirty (30) days or more; (ii) the Corporation shall become insolvent, or seek protection under any bankruptcy, receivership, trust deed, creditor's arrangement composition or comparable proceeding, or any such proceeding is instituted against the Corporation, and such proceeding shall not be dismissed within sixty
(60) calendar days (each, "Bankruptcy Event"); or (iii) upon the occurrence of a Change of Control of the Corporation pursuant to a transaction with a Ventiv Competitor (as identified on Schedule C to the Services Agreement).

     In the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall

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(2)  Confidential  treatment  has been  requested  for certain  portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Such portions are omitted from this filing and filed separately with the Securities and Exchange Commission.

recover all of such party's reasonable costs and attorneys' fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom. The Corporation agrees to indemnify and hold harmless the Holder and its officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising our of or in connection with or by reason of (including, without limitation, in connection with any investigation or proceeding or preparation of a defense in connection therewith) the enforcement of this Funding Arrangement and the Holder's rights hereunder. Without prejudice to the survival of any other agreement of the Corporation hereunder, the agreements and obligations of this Section 5 and Section 11 below shall survive the payment in full of the Principal Amount, interest due thereon and all other amounts payable hereunder.

     So long as an obligation exists under this Funding Arrangement for the repayment of any Principal Amount and any interest accrued thereon, and in partial consideration of the economic benefit of the Services Agreement to Ventiv, upon the occurrence of a Bankruptcy Event, Ventiv shall have the option to license the Product on an exclusive basis, until the expiration of the Product patent, for such consideration and on such terms and conditions as shall be agreed upon by the Corporation and Ventiv promptly following such Bankruptcy Event.

     6. Call Events. Notwithstanding anything to the contrary set forth in this Funding Arrangement, in the event of any (i) material breach by the Corporation of the terms of this Funding Arrangement or the Services Agreement, which material breach has not been cured within thirty (30) calendar days of the receipt of notice of such breach by the Corporation, or any other Event of Default, (ii) failure of the Corporation to obtain all required Governmental Body approvals for the manufacture and sale of the Product on or prior to * or
(iii) the Product receives Impaired Labeling (each of the foregoing circumstances, a "Call Event"), the Holder shall have the right to terminate this Agreement and, upon delivery of a Call Notice to the Corporation concerning the circumstances of the Call Event, the stated percentage below of the outstanding Principal Amount shall be immediately due and payable to the Holder without further notice or action by any Party hereto. The Corporation shall have forty five (45) calendar days from the date of such Call Notice to pay an amount in cash to the Holder equal to the applicable percentage of the outstanding Principal Amount. In the event the Holder shall deliver a Call Notice pursuant to clause (i) above, then one hundred percent (100%) of the outstanding Principal Amount, and any accrued but unpaid interest thereon shall be subject to the Call Notice. In the event the Holder shall deliver a Call Notice pursuant to clauses (ii) or (iii) above, then * percent (* %) of the outstanding Principal Amount, and any accrued and unpaid interest thereon, shall be subject to the Call Notice and in such case, the obligation to repay the remaining ** percent (** %) of the outstanding Principal Amount, and any accrued and unpaid interest thereon, shall be assumed and assigned to Ventiv, and the Corporation shall have no further obligation with respect to such amount. In each case, the stated amount shall become

---------------
* Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Such portions are omitted from this filing and filed separately with the Securities and Exchange Commission.

immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Corporation, and the Holder shall therefore be entitled to pursue all remedies as it may have, at law or in equity, for the enforcement and collection of such amounts.

     7. Assignment of Repayment Obligation. Notwithstanding anything to the contrary set forth in this Funding Arrangement, in the event of a termination of the Services Agreement (i) pursuant to a material breach by Ventiv of the terms of the Services Agreement, which breach shall not be fully cured within thirty
(30) calendar days of written notice describing such breach; (ii) pursuant to a failure by Ventiv to meet the operational performance based metrics set forth in Schedule B to the Services Agreement, which failure shall not be fully cured within thirty (30) calendar days after the date such metrics are required to be met, (iii) pursuant to Section 15(e) of the Services Agreement or (iv) pursuant to Section 15(d)(i) of the Services Agreement, then the obligation to repay the outstanding Principal Amount, and any accrued and unpaid interest thereon, shall be assumed and assigned to Ventiv, and the Corporation shall have no further obligation with respect to such amount.

     8. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by facsimile, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8):

     if to the Holder:

          VIS Financial LLC
          c/o Ventiv Health, Inc.
          1114 Avenue of the Americas
          New York, New York 10036
          Facsimile:
          Attention: Ms. Elaine Kloss
                     Mr. Doug Langeland

          with a copy to:

          Weil, Gotshal & Manges LLP
          767 Fifth Avenue
          New York, NY  10153
          Facsimile: (212) 310-8007
          Attention: S. Wade Angus, Esq.
                     Marita Makinen, Esq.

          if to the Corporation:

          Cellegy Pharmaceuticals, Inc.
          349 Oyster Point Boulevard
          Suite 200
          South San Francisco, California 94080
          Facsimile: (650) 616 2222
          Attention: A. R. Juelis

          with a copy to:

          Fenwick & West LLP
          815 Connecticut Avenue N.W.
          Suite 200
          Washington, D.C. 20006
          Facsimile: (202) 463-6520
          Attention: C. Kevin Kelso, Esq.

     9. Waiver. Failure of the Holder to insist upon strict performance of the terms, conditions and provisions of this Funding Arrangement shall not be deemed a waiver of future compliance therewith or a waiver of such terms, conditions or provisions. No waiver of any terms, conditions or provisions hereof shall be deemed to have been made unless expressed in writing and signed by the Holder. The terms of this Funding Arrangement shall not be amended, supplemented or modified in any manner without the prior written consent of the Holder and the Corporation.

     10. Set-Off; Waiver. All payments made by the Corporation under this Funding Arrangement shall be without set-off or counterclaim. The Corporation hereby irrevocably waives presentment, protest, notice of dishonor, notice of protest and other notices of any kind in connection with this Funding Arrangement.

     11. Taxes. Any and all payments by the Corporation hereunder shall be made, in accordance with Sections 3 and 4 above, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (all taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder, excluding income tax and income tax withholding, being hereinafter referred to as "Taxes"). If the Corporation shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under this Funding Arrangement, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 11) the Holder receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Corporation shall make such deductions and (iii) the Corporation shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

     In addition, the Corporation shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Funding Arrangement (hereinafter referred to as "Other Taxes").

     The Corporation shall indemnify the Holder for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, taxes of any kind, excluding income tax and income tax withholding, imposed by any jurisdiction on amounts payable under this Section 11) imposed on or paid by the Holder and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date the Holder makes written demand therefor.

     The Holder shall, on or prior to the date of the Corporation's execution and delivery of this Funding Arrangement and from time to time thereafter as may be reasonably necessary, in each case upon the reasonable request of the Corporation, deliver to the Corporation any applicable forms or certifications specified by the relevant tax authority of the Corporation's jurisdiction, or reasonably requested by the Corporation, to claim the elimination or reduction of the rate of withholding tax otherwise applicable in respect of a payment or payments made by the Corporation under this Funding Arrangement to the Holder.

     12. Assignment; Transfer. This Funding Arrangement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. No party may assign its rights or obligations under this Funding Arrangement without the prior written consent of the other party hereto; provided, however, that no consent shall be required in connection with a Change of Control of a party or the sale of all or substantially all of the assets of a party, in each case, so long as such party's successor or assign agrees to be, or by operation of law is, bound by the terms of this Agreement and; provided, further, that any purchaser of the ownership rights to the Product or all or substantially all of the assets of the Corporation, or any successor to the Corporation by merger shall be required to expressly assume the obligations under this Funding Arrangement prior to the consummation of any such transaction. Notwithstanding the foregoing, the Corporation shall require the consent of the Holder with respect to a Change of Control of the Corporation involving a Ventiv Competitor. Any purported assignment in violation hereof shall be null and void and have no force or effect. Any permitted assignment shall be effected by surrender of the old instrument and either the reissuance by the Corporation of the old instrument to the new holder or the issuance by the Corporation of a new instrument to the new holder. The Corporation agrees to keep a register in which provision shall be made for the registration of this Funding Arrangement and the registration of transfer of this Funding Arrangement. Upon consent of the Corporation (if required) and due presentment for registration or transfer of this Funding Arrangement at the office of the Corporation, a new funding arrangement will be issued to the transferee in exchange herefor without charge. The Corporation and any agent of the Corporation may deem and treat the registered holder hereof as shown on such register as the absolute owner of this Funding Arrangement for the purpose of receiving any payment on this Funding Arrangement, as herein provided, and for all other purposes, and neither the Corporation nor any agent of the Corporation shall be affected by any notice to the contrary. All payments made to or upon the order of such registered holder shall, to the extent of the sum or sums paid, effectively satisfy and discharge liability for moneys payable on this Funding Arrangement.

     13. Governing Law. This Funding Arrangement and its validity, construction and performance shall be governed in all respects by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of law.

     14. Miscellaneous. If any provision of this Funding Arrangement shall be held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provisions of this Funding Arrangement, and this Funding Arrangement shall be construed as if any invalid, illegal or unenforceable provisions had not been contained herein.

     If this Funding Arrangement is mutilated, lost, stolen or destroyed, the Corporation shall issue a new Funding Arrangement of like form to the Holder hereof upon presentment and surrender of the mutilated Funding Arrangement, in the case of mutilation, and upon receipt of evidence of loss, theft or destruction and of indemnity in all other cases, each in form reasonably satisfactory to the Corporation.

     15. Waiver of Jury Trial. Each of the Holder and the Corporation irrevocably and unconditionally waives trial by jury in any legal action or proceeding relating to this Funding Arrangement and for any counterclaim therein.

     16. Disputes.

     (a) All controversies or claims arising out of or relating to this Funding Arrangement or the subject matter hereof ("Claims") shall first be submitted to the Steering Committee for resolution. If the Steering Committee is unable to resolve any Claim within three (3) calendar days of submission (or such other period as determined by the Steering Committee), or if the Parties are unable to renegotiate the terms of this Agreement as provided herein, subject to the procedures set forth in Section 5(c) of the Services Agreement, such Claim or failure to renegotiate shall be automatically submitted to arbitration.

     (b) There shall be three (3) arbitrators. Each Party shall select one (1) arbitrator and the two arbitrators selected by each of the Parties shall select a third arbitrator. The arbitrators shall be selected within thirty (30) calendar days after submission for arbitration. Such arbitrators shall be accredited and shall not be Affiliates of either Party. In the event of the failure of the two arbitrators to agree as to the third arbitrator within twenty
(20) Business Days after the appointment of the last of said two arbitrators, the third arbitrator shall be appointed by the American Arbitration Association within fifteen (15) Business Days thereafter. If a Party does not appoint an arbitrator who has consented to participate within thirty (30) days after submission for arbitration, the American Arbitration Association shall make the relevant appointment. The arbitration tribunal shall conduct the arbitration in Chicago, Illinois and apply such procedural rules as the arbitrators determine are necessary or appropriate in the circumstances and shall specify the same at the commencement of the arbitration and the substantive law set forth in this Funding Arrangement.

     (c) The decision of the arbitrators shall be final and binding upon all Parties, and not subject to any appeal, to the fullest extent permitted by applicable law, and shall deal with the question of costs of arbitration and all matters related thereto. The arbitrators may in their discretion award costs, including legal fees, to the prevailing party. Decisions of the arbitrators shall be in writing, and shall set forth the reasons therefor and, to the extent applicable, the manner in which the amount of the award was calculated.

     (d) Judgment upon the award rendered by the arbitration may be entered in any court having jurisdiction, or application may be made to such court for a judicial recognition of the award or any order of enforcement thereof.

     (e) Any monetary award arising from the arbitration proceedings shall include interest from the date of any damages incurred for breach or other violation of this Agreement and from the date of the award, until paid in full, at a rate to be fixed by the arbitrators. Any costs, fees, including, without limitation, attorneys' fees, or taxes incident to enforcing an arbitral decision rendered in accordance with this Section 16 shall be charged against the non-prevailing party.

                            [signature page follows]

     IN WITNESS WHEREOF, the Corporation has caused this Funding Arrangement to be duly executed on the date first above written.

                           CELLEGY PHARMACEUTICALS, INC.

                                    By: ___________________________
                                    Name:
                           Title:


                           VIS FINANCIAL LLC

                                    By: ___________________________
                                    Name:
                           Title:


                           VENTIV HEALTH, INC.

                                    By: ___________________________
                                    Name:
                                    Title:

                                    EXHIBIT A

                                MONTHLY STATEMENT

VIS FINANCIAL LLC
1114 Avenue of the Americas
New York, New York 10036

     The undersigned, the [TITLE OF OFFICER] of Cellegy Pharmaceuticals, Inc. a California corporation ("Corporation"), gives this certificate to VIS Financial LLC ("Holder") in accordance with the requirements of Section 2(b) of that certain Funding Arrangement dated as of August ___, 2001, between the Corporation, the Holder and Ventiv Health, Inc., (the "Funding Arrangement"). Capitalized terms used in this Certificate, unless otherwise defined herein, shall have the meanings ascribed to them in the Funding Arrangement.

     1. Based upon my review of the balance sheets and statements of income of the Corporation for the monthly period ending _______, 20__, copies of which are attached hereto, I hereby certify that the Contribution Margin for such period is calculated and set forth on Exhibit A hereto.

     2. The calculation of Contribution Margin set forth on Exhibit A hereto is true, complete and correct in all respects.

     The foregoing certifications, together with the computations set forth in Exhibit A hereto, are made and delivered this ___ day of _________, 200_.

                                           Very truly yours,

                                           CELLEGY PHARMACEUTICALS, INC.


                                           By:  _______________________________

                         EXHIBIT A TO MONTHLY STATEMENT

                                                                       $
                                                                       -
Product Revenues

Less: Cellegy Tranche I Revenue Share
      Reimbursement of Product Marketing Expenses

                                                                 --------------
Contribution Margin
                                                                 ==============